Press Release

Contact:                 United Community Bancorp
Elmer G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports First Quarter Results

Lawrenceburg, Indiana – November 7, 2014 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $479,000, or $0.10 per diluted share, for the quarter ended September 30, 2014, compared to net income of $762,000, or $0.16 per diluted share, for the quarter ended September 30, 2013.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the quarter ended
	9/30/2014	9/30/2013
	(Unaudited)	(Unaudited)
Interest income	$3,761	$3,759
Interest expense	677	748
Net interest income	3,084	3,011

Provision for (recovery of) loan losses	9	(442)
Net interest income after recovery of loan losses	3,075	3,453

Total other income	884	1,052
Total noninterest expense	3,406	3,448
Income before income taxes	553	1,057

Income tax provision	74	295
Net income	$479	$762

Basic and diluted earnings per share	$0.10	$0.16
Weighted average shares outstanding	4,583,593	4,875,257

Summarized Consolidated Statements of Financial Condition
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013

ASSETS
Cash and Cash Equivalents	$39,375	$24,970	$27,836	$21,553	$16,639
Investment Securities	195,975	219,319	210,181	204,677	208,828
Loans Receivable, net	245,961	244,384	246,162	247,165	247,202
Other Assets	41,532	41,792	41,636	38,817	38,782
Total Assets	$522,843	$530,465	$525,815	$512,212	$511,451

LIABILITIES
Municipal Deposits	$110,646	$114,270	$107,127	$103,240	$101,994
Other Deposits	323,877	325,366	327,022	317,226	322,837
FHLB Advances	15,000	15,000	15,000	15,000	10,000
Other Liabilities	3,029	2,899	2,882	2,530	3,241
Total Liabilities	452,552	457,535	452,031	437,996	438,072
Commitments and contingencies	--	--	--	--	--
Total Stockholders' Equity	70,291	72,930	73,784	74,216	73,379
Total Liabilities & Stockholders' Equity	$522,843	$530,465	$525,815	$512,212	$511,451

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,761	$3,679	$3,752	$3,768	$3,759
Interest Expense	677	648	622	638	748
Net Interest Income	3,084	3,031	3,130	3,130	3,011
Provision for (Recovery of) Loan Losses	9	160	75	75	(442)
Net Interest Income after Provision
for Loan Losses	3,075	2,871	3,055	3,055	3,453
Total Other Income	884	747	887	1,011	1,052
Total Noninterest Expense	3,406	3,244	3,206	3,294	3,448
Income before Tax Provision	553	374	736	772	1,057
Income Tax Provision	74	21	153	190	295
Net Income	$479	$353	$583	$582	$762
Basic and Diluted Earnings per Share	$0.10	$0.07	$0.12	$0.12	$0.16
Weighted Average Shares Outstanding:
Basic and Diluted	4,583,593	4,774,567	4,814,774	4,875,257	4,875,257

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Performance Ratios:
Return on average assets (1)	0.36%	0.27%	0.45%	0.45%	0.59%
Return on average equity (1)	2.68%	1.91%	3.14%	3.14%	4.17%
Interest rate spread (2)	2.51%	2.43%	2.55%	2.58%	2.48%
Net interest margin (3)	2.55%	2.47%	2.60%	2.62%	2.53%
Noninterest expense to average assets (1)	2.59%	2.44%	2.46%	2.55%	2.68%
Efficiency ratio (4)	85.84%	85.87%	79.81%	79.55%	84.86%
Average interest-earning assets to
average interest-bearing liabilities	107.34%	107.79%	108.45%	108.81%	108.65%
Average equity to average assets	13.63%	13.89%	14.25%	14.36%	14.23%

Bank Capital Ratios:
Tangible capital	12.14%	11.88%	12.00%	12.30%	12.18%
Core capital	12.14%	11.88%	12.00%	12.30%	12.18%
Total risk-based capital	26.50%	26.89%	26.85%	27.33%	26.95%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	3.34%	3.97%	4.95%	3.48%	3.74%
Nonperforming assets as a percent
of total assets	1.75%	1.99%	2.48%	1.88%	1.98%
Allowance for loan losses as a percent
of total loans	2.20%	2.18%	2.17%	2.12%	2.15%
Allowance for loan losses as a percent
of nonperforming loans	65.92%	54.88%	43.92%	60.90%	57.57%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	(0.16)%	0.28%	(0.04)%	0.30%	(0.76)%

(1) Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended September 30, 2014:

Net income decreased $283,000 to $479,000 for the quarter ended September 30, 2014, compared to net income of $762,000 for the quarter ended September 30, 2013.

Net interest income increased to $3.1 million for the quarter ended September 30, 2014 compared to $3.0 million for the quarter ended September 30, 2013.  Interest income remained constant while interest expense decreased $71,000 from the prior year period. A decrease in the average interest rate earned on loans from 4.95% for the quarter ended September 30, 2013 to 4.66% for the quarter ended September 30, 2014 and a $5.4 million decrease in the average balance of loans, were offset by an increase in the average rate earned on investments from 1.27% for the quarter ended September 30, 2013 to 1.74% for the quarter ended September 30, 2014.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.66% for the quarter ended September 30, 2013 to 0.56% for the quarter ended September 30, 2014.  Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $9,000 for the quarter ended September 30, 2014 compared to a recovery of loan losses of $442,000 for the quarter ended September 30, 2013. The prior year quarter was impacted by a $379,000 recovery of a commercial loan and a $124,000 recovery from two one- to four-family loans, all of which were paid off during the prior year quarter.  The current quarter provision for loan losses is reflective of continued improvement in our asset quality.  Nonperforming loans as a percentage of total loans decreased from 3.97% at June 30, 2014 to 3.34% at September 30, 2014, and nonperforming loans as a percentage of total assets decreased from 1.99% at June 30, 2014 to 1.75% at September 30, 2014.

Other income decreased $168,000, or 16.0%, to $884,000 for the quarter ended September 30, 2014 from $1.1 million for the quarter ended September 30, 2013. The decrease in other income was primarily due to a $136,000 decrease in gain on sale of fixed assets due to the sale of our Osgood branch facility during the prior year quarter.
Noninterest expense remained constant at $3.4 million for the quarters ended September 30, 2014 and 2013.

Total assets were $522.8 million at September 30, 2014, compared to $530.5 million at June 30, 2014.  A $23.3 million decrease in investment securities was partially offset by a $14.4 million increase in cash and cash equivalents. The sale of mortgage-backed securities generated cash proceeds of $26.8 million, with $12.8 million redeployed for the purchase of held to maturity investment securities.

Total liabilities decreased $4.9 million from $457.5 million at June 30, 2014 to $452.6 million at September 30, 2014 due to a $5.1 million decrease in deposits during the current year quarter, primarily as a result of a decrease in municipal deposits.

Total stockholders’ equity decreased $2.6 million from $72.9 million at June 30, 2014 to $70.3 million at September 30, 2014.  The decrease is primarily due to treasury stock repurchases totaling $3.1 million during the current quarter, partially offset by net income of $479,000 for the current quarter. There were 4,702,219 and 5,149,564 outstanding shares of common stock at September 30, 2014 and 2013, respectively. At September 30, 2014, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2014 filed with the SEC on September 26, 2014 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.